Monster Worldwide Board Authorizes $250 Million

Share Repurchase Program

NEW YORK, September 4, 2007— Monster Worldwide (NASDAQ: MNST), the parent company of Monster®, the leading global online careers and recruitment resource, today announced that its Board of Directors has approved an increase to its share repurchase program.  The Company is now authorized to purchase an additional $250 million of its shares of common stock in the open market or otherwise from time to time over a 12 month period, as conditions warrant.

This new authorization follows the existing $100 million share repurchase program, which has now been substantially utilized.  As of September 4, 2007, the Company has approximately 126,100,986 shares of common stock and 4,762,000 shares of Class B common stock outstanding.

“The decision to increase the amount available under our repurchase program indicates our strong confidence in the long-term growth prospects for Monster, and reflects the strength of our balance sheet,” said Sal Iannuzzi, chairman and chief executive officer, Monster Worldwide. “This increase in the repurchase program along with our recent decision to significantly raise our investments in product innovation, enhanced technology and marketing is consistent with our goal to deliver value to our shareholders.”

About Monster Worldwide

Monster Worldwide, Inc. (NASDAQ: MNST), parent company of Monster(R), the premier global online employment solution for more than a decade, strives to bring people together to advance their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 Index and the

NASDAQ 100. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More information about Monster Worldwide is available at www.monsterworldwide.com.

Contacts

Investors: Robert Jones, (212) 351-7032, bob.jones@monsterworldwide.com
Media: Kathryn Burns, (212) 351-7063, kathryn.burns@monsterworldwide.com